Message posted by Steve Neiman on eRaider board:
If investors, which includes employee 401(k) plan participants, want to try and hold management accountable to the future of their companies that they work for and invest in, the corporate election process has got to radically reform, in my opinion.

If someone is not accountable, impossible to challenge, the power they wield can tilt out-of-balance. Any human power left unchecked spells nothing but trouble for all of humanity.

As is stands right now, some AAG shareholders cannot vote for the challenging candidates, even though we can produce all the required information by law on our proxy cards that we could carry to the shareholders meeting. How hard is it to identify yourself, prove the number of ALK shares you own, and instruct whomever to vote your shares how you want?

If you can't vote your shares accordingly, doesn't this mock democracy?

Steve Nieman

Steve Nieman, Richard D. Foley, and Robert C. Osborne M.D. will be soliciting proxies for Alaska Air Group s, Inc. May 20, 2003 annual meeting. We strongly advise all shareholders to read the proxy statements. Our proxy statement will soon be available at our web site www.votepal.com . You will be free to download and print as many copies of any materials located on our web site www.votepal.com . For any further information, please email info@votepal.com .
Call toll free at 1866-2-VOTEUS, (866-286-8387)
or write us at:
P. O. Box 602
Brush Prairie, WA
98606


Message posted by Richard Foley  on eRaider board:
Apparently much of the media have sold the right to contact them via e-mail. The ones that are left have auto responders that don't tell you that all such e-mails are placed into the big ether dumpster in the sky. To get your submission read by a human it must be sent via one of the pay for it wire services. Even then it will require the use of certain words so that the computer program which reads it will kick it out for low level human review.

If you have any media contacts with nonsudo human beings you have our permission to relay the press release in my previous post.

Thank you,
Richard D. Foley

Steve Nieman, Richard D. Foley, and Robert C. Osborne M.D. are soliciting proxies for Alaska Air Group's, Inc. May 20, 2003 Annual Meeting. We strongly advise all shareholders to read the proxy statements. Our proxy statement is available at our web site . Feel free to download and print copies of any materials located there. For any further information, please email or write us at Box 602, Brush Prairie, WA 98606; fax (360) 666-6483; phone 1-866-2VOTEUS (1-866-286-8387).
Richard D. Foley

Message posted by Steve Neiman on eRaider board:

The following is copied and pasted from the Horizon Air Savings Investment Plan Trust Agreement (the 401(k) plan) between Horizon Air and Putnam, who is the named Trustee. This Trust Agreement dated 7-1- 99 states in section 7. Trust Investments in Company Stock (e) Voting par. 2: "Each Plan member shall have the right to direct the Trustee as to the manner in which to vote that number of shares of Company Stock credited to his accounts. Such directions shall be communicated in writing or by facsimile or similar means and shall be held in confidence by the Trustee and not divulged to the Company, or any officer or employee thereof, or any other person. Upon its receipt of directions, the Trustee shall vote the shares of the Company Stock credited to the Plan member's account as directed by the Plan member."

I'm not an attorney (nor do I think anyone needs to be when it comes to voting stock democratically), but in my opinion this is pretty clear that if Horizon Air employees fax the challengers' proxy card to the Trustee Putnam, that they must vote the employees' shares as directed. (By extension, 401(k) employee plan participants at Alaska Airlines could also follow this procedure, because I would assume the above paragraph is also contained in their 401(k) plan trust agreement.)

So far in this contested election at the AAG, I don't believe that the company fiduciaries nor the Putnam fiduciaries have properly instructed employee 401(k) plan participants on how to vote the challengers' proxy card. In my opinion, this is their duty.

Lacking this proper instruction, I believe that both AAG company 401(k) plan fiduciaries and Putnam the Trustee may be in violation of the plan's Trustee Agreement by not informing properly, and outright stating (by the AAG) that the challengers' proxy card is not a legal form of proxy.

I would encourage all AAG employees to stand up for your rights! If you choose to vote the challengers' proxy card,
I would do so and do so quickly.   One way would be to
download our proxy card from www.votepal.com and print it, fill it out and fax it to both Putnam and the AAG. Their fax numbers are: Putnam c/o Jennifer Proffit at (617) 482-3610; and the AAG c/o Shannon Alberts at (206) 431-7436.

P.S. What I've seen so far in this contested election is that it has not been fair, and that there exists a strong possibility that the results of the voting will be tainted and the outcome in dispute, which, of course, no one wants.
It's bad democracy and bad business--Steve Nieman

Steve Nieman, Richard D. Foley, and Robert C. Osborne M.D. are soliciting proxies for Alaska Air Group's, Inc. May 20, 2003 Annual Meeting. We strongly advise all shareholders to read the proxy statements. Our proxy statement is available at our web site . Feel free to download and print copies of any materials located there. For any further information, please email or write us at Box 602, Brush Prairie, WA 98606; fax (360) 666-6483; phone 1-866-2VOTEUS (1- 866-286-
8387).Message posted by Steve Neiman on eRaider board:

From: Steve Nieman
Date: Fri May 9, 2003  6:56:47 AM US/Pacific
To: "Kathryn Brown"
Cc: rerailer@earthlink.net, shannon.alberts@alaskaair.com, keith.loveless@alaskaair.com
Subject: Re: Your Email of May 8, 2003

Friday, May 9, 2003

Ms. Kathryn Brown (via email to kathryn.brown@alaskaair.com)
Senior Attorney
AAG, Inc.
PO Box 68947
Seattle, WA  98168

Hi Kathy,

We will post this email exchange today on votepal.com. I'm happy that you guys and Putnam are finally seeing the light about allowing employees to vote their stock according to the Trust Agreement. After-all, our proxy card has been approved by the SEC. (As a side-note, I deduce that there's no chance of electronic voting of our proxy card this year, and all ballots will be on paper.)

However, I don't believe us challengers posting these voting instructions to 15,000 AAG employees on just our little ol' web site fulfills the company's fiduciary responsibility of properly and timely informing the employees of this huge change in voting instructions since you filed your definitive on April 14th, 2003.

We've got, what? less than a week left before the Putnam/EquiServe deadline of Midnight May 15th for AAG
401(k) plan employees to instruct the trustee how to vote their shares?

I suggest that you immediately today post on alaskasworld.com and onyourhorizon.com these new voting instruction from the Company and Putnam. This, in my opinion, would be proper right-actions for fiduciaries of the Plans. In this confusing labyrinth of rules governing proxy contests, it would prove that the fiduciaries went the extra mile to properly instruct employees about their rights and responsibilities as employee/ shareholders on how to vote their stock this year.

Sincerely,
Steve Nieman
AAG employee/Horizon Air


On Thursday, May 8, 2003, at 02:58 PM, Kathryn Brown wrote:
May 8, 2003

Mr. Richard D. Foley (via email to rerailer@earthlink.net)
6040 N. Camino Arturo
Tucson, AZ 85718

Dear Mr. Foley:

We received your email to Keith Loveless dated May 5, 2003, and Keith has asked me to reply. Our response to the three questions you posed is as follows:

(1) The Company does not have the authority to instruct Putnam, as the Trustee under the 401(k) plans, as to what constitutes a valid voting instruction. That matter is determined by the Trustee in accordance with the provisions of the Trust Agreement, the relevant provisions of which were included in Keith's email to you on May 2, 2003.

However, we have been working to address your concerns with respect to voting by the plan participants. Putnam is prepared to receive voting instructions in appropriate form from those who wish to have their shares voted for your slate of candidates. It is willing to allow you to post on your web site a notice that any plan participant who wishes to deliver such instructions to Putnam may send it to the mail box specified in the Company's proxy materials. (That is an EquiServe mail box dedicated to Alaska Air Group and paid for by the Company, which is not the usual practice.) EquiServe is willing to receive those voting instruction forms in that mail box only and deliver those received by the deadline to Putnam.
The address is as follows:

Alaska Air Group, Inc. c/o EquiServe Trust Company, N.A.,
Proxy Services
P.O. Box 8948 Edison, NJ 08818-8948

Putnam is working out the operational details for handling this and I expect you will hear from them shortly.

(2) EquiServe has been retained by the Company to tabulate proxies solicited by the Company's Board of Directors, but at this meeting will not serve as Inspector of Election. As we advised you previously, the Company has hired an independent and experienced Inspector, Carl T. Hagberg. He, and not EquiServe, will determine the validity of proxies received. Any proxies you wish to have counted should be presented to the Inspector of Election at or prior to the Annual Meeting; he will determine their validity in accordance with applicable law and the presumptions he sent both sides today. I gave you the Inspector's name, web site and phone number on April 23rd and understand that you have spoken with him.

(3) As stated above, the Inspector of Election will determine whether proxies are valid under applicable law. Neither the Company nor the challengers has the authority to instruct him on that issue.

We would like to discuss with you and Steve Nieman arrangements for the conduct of the Annual Meeting. Please let me know whether you are interested in that discussion and, if so, when you are available for a conference call.
Very truly yours,

Kathy Brown
Senior Attorney


Steve Nieman, Richard D. Foley, and Robert C. Osborne M.D. are soliciting proxies for Alaska Air Group's, Inc. May 20, 2003 Annual Meeting. We strongly advise all shareholders to read the proxy statements. Our proxy statement is available at our web site . Feel free to download and print copies of any materials located there. For any further information, please email or write us at Box 602, Brush Prairie, WA 98606; fax (360) 666-6483; phone 1-866-2VOTEUS (1- 866-286-
8387).